Exhibit 99.1

News Release
Investor Contact:	Media Contact:
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Announces Review of Strategic Alternatives and
Financing Commitment from Pershing Square Capital
Management; Reports Q4/Full Year 2007 Results

Company’s Conference Call for Investors Postponed until 11 a.m. Eastern Thursday, March 20—Formerly Scheduled for 8 a.m.

ANN ARBOR, Mich., March 20, 2008— Borders Group, Inc. (NYSE: BGP) today announced the launch of a strategic alternative review process. J.P. Morgan Securities Inc. and Merrill Lynch & Co. have been retained as the company’s financial advisors to assist the company as it explores strategic alternatives. The review process will include the investigation of a wide range of alternatives including the sale of the company and/or certain divisions for the purpose of maximizing shareholder value. The company can give no assurances that a transaction of any kind will occur.

The company today also reported results for the fourth fiscal quarter and full year 2007, ended Feb. 2, 2008. As detailed below, on an operating basis, fourth quarter income from continuing operations was $84.7 million or $1.44 per share compared to $87.7 million or $1.45 per share a year ago.

In addition, the company today announced that Borders Group has received a financing commitment from Pershing Square Capital Management, L.P. on behalf of certain of its affiliated investment funds. Under the terms of the commitment, Pershing Square has made a commitment to lend $42.5 million to the company and an offer to purchase, at the company’s discretion, certain of the company’s international businesses pursuant to a $125 million backstop purchase commitment, in each case subject to the satisfaction of customary closing conditions.

“This will be a challenging year for retailers due to continued uncertainty in the economic environment,” said Borders Group Chief Executive Officer George Jones. “Looking forward to 2008 and beyond, the company determined that additional capital was required to execute our operating plan, and as a result we began to explore various financing options. The current credit environment has made many of these alternatives prohibitively expensive or entirely unavailable. We are pleased to have the confidence and backing of our largest shareholder, Pershing Square, which has agreed to provide funding that gives us adequate opportunity to implement our plans this year and pursue a range of longer term solutions through the strategic alternatives review process. We believe that consummation of the transactions under the commitment will make us fully funded for 2008, where absent these measures, liquidity issues may otherwise have arisen in the next few months. Furthermore, we believe that resolving our 2008 funding needs and positioning Borders to perform the way we believe it can, puts our company in a position to succeed in future years.”

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Borders Group Q4/Full Year 2007--2

Jones continued, “Overall, we believe that the 2009 financial targets we set back in March of last year remain attainable, yet within the current economic environment, we will be slowed in our progress and expect that we’ll reach them later than originally anticipated. Still, we believe our strategic plan remains the right path toward achieving these goals.”

Financing Commitment

The financing commitment from Pershing Square, which is expected to be completed within the next two weeks, consists of three main components:

▪	A $42.5 million senior secured term loan maturing January 15, 2009 with an interest rate of 12.5% per annum.

▪	A backstop purchase offer that will give the company the right but not the obligation, until January 15, 2009, to require Pershing Square to purchase its Paperchase, Australia, New Zealand and Singapore subsidiaries, as well as its approximately 17% interest in Bookshop Acquisitions, Inc. (Borders U.K.) after the company has pursued a sale process to maximize the value of those assets. Pershing Square’s purchase obligation is at a price of $125 million (less any debt attributable to those assets) and on customary terms to be negotiated. Proceeds of any such purchase by Pershing Square are to be first applied to repay amounts outstanding under the $42.5 million term loan. Although the company believes that these businesses are worth substantially more than the backstop purchase offer price, the relative certainty of this arrangement provides the company with valuable flexibility to pursue strategic alternatives. The company has retained the right, in its sole discretion, to forego the sale of these assets or to require Pershing Square to consummate the transaction. Pershing Square has no right of first refusal or other preemptive right with respect to the sale of these businesses by the company to other parties.

▪	The issuance to Pershing Square of 14.7 million warrants to purchase company common stock at $7.00 per share for a term of 7.5 years. These warrants represent 19.99 % of the fully-diluted shares of the company on a pro forma basis giving effect to the issuance of the shares underlying the warrants, excluding employee stock options. The warrants will be cash-settled until the issuance of the underlying shares is approved by the company’s shareholders, and in certain other circumstances. The warrants have full anti-dilution protection including, among other things, adjustments in the event of future equity issuances so as to ensure that the warrants will at all times be exercisable for 19.99% of the fully-diluted shares of the company, excluding the impact of dilution in connection with employee stock options.

The Pershing Square financing commitment is subject to customary conditions, including the approval of the terms of the transactions by the lenders under the company’s revolving credit facility and the execution of definitive agreements.

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Borders Group Q4/Full Year 2007--3

The Pershing Square financing commitment is binding on Pershing Square until April 4, 2008 and allows the company, in the meantime, to pursue alternative financing arrangements on more advantageous terms (subject to Pershing Square’s right to match those terms). Should the company determine that more favorable alternatives exist before April 4, 2008, it has the ability to terminate the Pershing Square financing commitment with no break-up fee. Pershing Square also will be entitled to receive reimbursement of its reasonable expenses.

In conjunction with the consummation of these arrangements, the company will agree not to issue any preferred stock or securities convertible into preferred or common equity or implement a shareholder rights plan without Pershing Square’s consent, and Pershing Square will agree not to sell or transfer any of its shares or warrants (or to cash settle any warrants) until the end of 2008 unless a change of control or other extraordinary transaction involving the company is announced. Pershing Square also agreed that, through the 2009 annual shareholders’ meeting, it will not seek to prevent the board of the company from maintaining a majority of independent directors. The full text of the Pershing Square commitment letter will be filed by the company with the Securities and Exchange Commission in a Current Report on Form 8-K.

The Pershing Square financing commitment was unanimously approved by the disinterested members of the company’s board of directors after a full review by the company and its financial and legal advisors of the Pershing Square commitment and other alternatives.

Dividend Program

The board of directors has suspended the company’s quarterly dividend program in order to preserve capital for operations and strategic initiatives.

Q4 2007 Consolidated Results

Borders Group achieved total consolidated sales from continuing operations of $1.3 billion in the fourth quarter. Excluding the impact of the extra week during fiscal 2006, this represents a 2.8% increase over the same period a year ago.

On an operating basis, Borders Group posted fourth quarter income from continuing operations of $84.7 million, or $1.44 per share, compared to $87.7 million, or $1.45 per share a year ago. The operating basis income excludes non-operating charges and discontinued operations. On a GAAP basis, the fourth quarter net income was $64.7 million or $1.10 per share. It includes a $7.0 million after-tax loss related to the sale of the U.K. and Ireland book store operations and $13.0 million of after-tax non-operating charges.

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Borders Group Q4/Full Year 2007--4

Excluding non-operating charges, consolidated gross margin from continuing operations as a percent of sales decreased by 0.9% from 32.2% to 31.3% in the fourth quarter primarily due to increased promotional discounts as well as the impact of shrink in the DVD and cafe categories at Borders superstores. On a GAAP basis, consolidated gross margin from continuing operations as a percent of sales decreased by 0.7% from 31.5% to 30.8% in the fourth quarter.

Excluding non-operating charges, SG&A from continuing operations as a percent of sales decreased by 0.4% from 20.6% to 20.2% in the fourth quarter due to prudent cost management. On a GAAP basis, SG&A from continuing operations as a percent of sales decreased by 0.5% from 20.9% to 20.4% in the fourth quarter.

Consolidated Results—Full Year 2007

Borders Group achieved total consolidated sales from continuing operations of $3.8 billion for the full year 2007. Excluding the impact of the extra week during fiscal 2006, this represents a 4.2% increase over the prior year.

On an operating basis, Borders Group posted full-year consolidated income from continuing operations of $9.2 million, or $0.16 per share, compared to $33.0 million, or $0.53 per share a year ago. The operating basis income excludes non-operating charges and discontinued operations. On a GAAP basis, the full-year net loss was $157.4 million or $2.68 per share. It includes a one-time $125.7 million after-tax loss related to the sale of the U.K. and Ireland book store operations and $27.7 million of after-tax non-operating charges.

Excluding non-operating charges, consolidated gross margin from continuing operations as a percent of sales decreased by 0.8% from 27.2% to 26.4% for the full year. On a GAAP basis, consolidated gross margin from continuing operations as a percent of sales decreased by 0.9% from 26.9% to 26.0% for the full year 2007.

Excluding non-operating charges, SG&A from continuing operations as a percent of sales increased by 0.4% from 24.6% to 25.0% for the full year due primarily to investments in strategic initiatives. On a GAAP basis, SG&A from continuing operations as a percent of sales increased by 0.6% from 24.7% to 25.3% for the year as compared to 2006.

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Borders Group Q4/Full Year 2007--5

Capital expenditures from continuing operations were $142.7 million for the year compared to $175.4 million in 2006. Capital expenditures were lower than management’s target of $170.0 million for 2007 as management took action to reduce capital spending and maximize cash flow. Debt totaled $554.0 million at the end of the year compared to debt of $547.8 million in 2006. The company improved inventory productivity as total adjusted consolidated sales growth of 4.2% compared to a decline in inventory of 1.5% for the year.

Domestic Borders Superstores

Total fourth quarter sales at domestic Borders superstores were $957.8 million, which, excluding the impact of the extra week during fiscal 2006 represents an increase of 5.1% over the prior year. On a comparable store basis, transactions increased by 1.0% for the fourth quarter and same-store sales in the segment increased for the period by 2.1%, representing the third consecutive quarter of positive same-store sales at domestic Borders superstores. The book category was solid, generating a 3.2% same-store sales increase for the fourth quarter, while music continued its steep sales decline with a 14.2% same-store sales decrease for the period. Seattle’s Best Coffee cafes and gifts and stationery—driven by Paperchase—performed well in the fourth quarter with positive same-store sales of 13.3% and 10.0%, respectively.

To address the decline in the music category, as well as free up space for improved merchandise presentation and expansion of higher margin categories, the company is reducing inventories and reallocating floor space in its stores.

For the full year, total sales at Borders domestic superstores were $2.8 billion, which, excluding the impact of the extra week during fiscal 2006, represents an increase of 5.3% over the prior year. Same-store sales for 2007 were up 1.5% in the segment.

Operating income at Borders superstores declined $54.4 million from $111.3 million in 2006 to $56.9 million in 2007 on an operating basis. The decline is attributable to higher than expected DVD shrink/cafe waste expenses of $19.9 million and increased promotional spending of $23.8 million in 2007. Additionally, there was an increased non-cash expense related to reduced inventory levels. The non-cash expense was higher than 2006 by $10.4 million. Continued investment in the development of the upcoming Borders.com e-commerce site and other strategic initiatives totaled $11.6 million in 2007. There was also $9.8 million of expense in 2007 attributable to de-leveraging of expenses and other factors. Partially offsetting these items was a gross margin benefit of approximately 70 basis points, or $21.1 million, resulting from a continued improvement in mix driven by expansion of higher margin categories such as bargain books, gifts and stationery, and cafe.

Borders Group opened six new Borders superstores in the U.S. during the fourth quarter and ended 2007 with a total of 509 domestic superstore locations.

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Borders Group Q4/Full Year 2007--6

Waldenbooks Specialty Retail

Comparable store sales increased within the Waldenbooks Specialty Retail segment by 1.2% in the fourth quarter and by 2.2% for the full year 2007. This compares to 2006’s full year same-store sales decrease of 7.5% in the segment.

Adjusted for the extra week in 2006, total sales within the Waldenbooks Specialty Retail segment were down 17.0% in the fourth quarter to $228.3 million. For the full year, total sales in the segment were $562.8 million, which when adjusted for the extra week in 2006, represents a decrease of 14.1% as the number of stores was reduced from 564 at the close of 2006 to 490 at the end of this year. The company closed 75 underperforming Waldenbooks stores in 2007 and will continue to aggressively close Waldenbooks locations that are not achieving targeted returns.

On an operating basis, fourth quarter operating income improved to $26.5 million in 2007 compared to $24.3 million for the same period a year ago. The improvement was driven primarily by better sales performance. On a GAAP basis, the fourth quarter operating income for the Waldenbooks Specialty Retail segment was $25.5 million compared to an operating loss of $25.9 million the same period a year ago. For the full year, the operating loss at Waldenbooks narrowed to $17.3 million compared to $26.9 million in 2006. On a GAAP basis, the full year 2007 operating loss in the segment was $21.4 million compared to $78.0 million in 2006.

International

In the fourth quarter, total sales from continuing operations in the International segment were $138.5 million, which is up by 34.6% compared to the same period a year ago excluding the impact of the extra week during fiscal 2006. Without the impact of foreign currency translation, total International sales would have increased by 24.3% for the fourth quarter adjusted for the extra week in 2006. For the full year, total sales from continuing operations in the International segment were $364.8 million, which is up by 37.2% compared to 2006 excluding that year’s extra week. Without the impact of foreign currency translation, total International sales would have increased by 26.3% for the full year 2007 adjusted for the extra week in 2006.

Comparable store sales in the International segment increased by 9.3% in the fourth quarter as a result of strong performance in Asia Pacific stores. For the full year, same-store sales in the segment increased by 7.9% .

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Borders Group Q4/Full Year 2007--7

On an operating basis, the fourth quarter operating income was $17.9 million compared to operating income of $16.6 million a year ago. On a GAAP basis, fourth quarter operating income for the International segment was $14.3 million compared to fourth quarter operating income of $16.4 million in 2006. For the full year, on an operating basis, operating income was $17.5 million compared to operating income of $10.3 million a year ago. On a GAAP basis for the full year, operating income in the segment was $10.5 million compared to $9.4 million in 2006.

Non-Operating Adjustments

GAAP consolidated net income/loss and earnings per share figures reported here include the impact of non-operating adjustments. In the fourth quarter, excluding discontinued operations, non-operating adjustments totaled an after-tax charge of $0.22 per share, which compares to $0.71 per share a year ago. For the full year 2007, excluding discontinued operations, non-operating adjustments totaled an after-tax charge of $0.47 per share compared to $0.74 per share for 2006. The charge in 2007 was primarily composed of domestic superstore asset impairments and store closure and relocation costs, write-offs related to the company’s strategic initiative to reduce investment in and space allocated to the music category, and professional fees related to the International strategic alternatives process in Asia Pacific.

Discontinued Operations

Borders Group incurred a non-cash, after-tax loss for the sale of the U.K. and Ireland book store operations of $7.0 million, or $0.12 per share in the fourth quarter.

Conference Call for Today Rescheduled

The Borders Group conference call for investors to discuss the information presented in this news release has been postponed to 11 a.m. Eastern today, March 20. The call formerly was scheduled for 8 a.m. Eastern today. Forward-looking statements will be included in the call. The call is being Webcast by Thomson Financial and can be accessed at the Borders Group corporate Web site at www.bordersgroupinc.com. A replay will also be available on the Web site through Wed., April 30, 2008. In addition, a replay phone service will be available toll-free at 866-481-9935, or for international calls, at 203-369-1583. The replay will be available until March 31 at 11:59 p.m. Eastern.

Next Financial Release

Borders Group plans to issue a release regarding first quarter 2008 results May 27 with a conference call to follow May 28 at 8 a.m. Eastern.

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Borders Group Q4/Full Year 2007--8

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group, Inc. is a leading global retailer of books, music and movies with more than 1,100 stores and over 30,000 employees worldwide. More information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projects," "expect," "estimated," "look toward," "going forward," "continuing," "planning," "returning," "guidance," "goal," "will," "may," "intend," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including earnings per share growth, EBIT margins and inventory turns, liquidity, same-store sales growth, and anticipated capital expenditures and depreciation and amortization amounts), its exploration of strategic alternatives, its financing commitment from Pershing Square and the benefits thereof, strategic plans and expected financing and benefits relating to such plans (including steps to be taken to improve the performance of domestic superstores, the downsizing of the Waldenbooks Specialty Retail Segment and the development of a proprietary Web site). These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital to fund the company’s operations and to carry out its strategic plans; a failure to complete the financing with Pershing Square; the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company's strategic plan, and, with respect to the exploration of strategic alternatives including the sale of certain parts of the company or the sale of the entire company, the ability to attract interested third parties.

The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Quarter Ended February 2, 2008 (1)			Quarter Ended February 3, 2007 (1)

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Domestic Borders Superstores	$ 957.8	$-	$ 957.8	$ 960.3	$-	$ 960.3
Waldenbooks Specialty Retail	228.3	-	228.3	286.4	-	286.4
International	138.5	-	138.5	107.9	-	107.9

Total sales	1,324.6	-	1,324.6	1,354.6	-	1,354.6
Other revenue	22.5	-	22.5	19.4	-	19.4

Total revenue	1,347.1	-	1,347.1	1,374.0	-	1,374.0
Cost of goods sold, including occupancy costs	932.3	6.5	938.8	938.3	9.2	947.5

Gross margin	414.8	(6.5)	408.3	435.7	(9.2)	426.5
Selling, general and administrative expenses	268.1	2.5	270.6	278.7	4.5	283.2
Pre-opening expense	2.2	-	2.2	2.4	-	2.4
Asset impairments and other writedowns	-	10.4	10.4	-	57.1	57.1

Operating income (loss)	144.5	(19.4)	125.1	154.6	(70.8)	83.8
Interest expense	10.4	-	10.4	9.1	(0.4)	8.7

Income (loss) before income taxes	134.1	(19.4)	114.7	145.5	(70.4)	75.1
Income taxes	49.4	(6.4)	43.0	57.8	(27.5)	30.3

Income (loss) from continuing operations	$ 84.7	$ (13.0)	$ 71.7	$ 87.7	$ (42.9)	$ 44.8

Loss on continuing operations of discontinued
operations (net of tax)	-	-	-	2.1	(120.5)	(118.4)
Loss on disposal of discontinued operations
( (net of tax)	-	(7.0)	(7.0)	-	-	-

Loss from discontinued operations (net of tax)	-	(7.0)	(7.0)	2.1	(120.5)	(118.4)

Net income (loss)	$ 84.7	$ (20.0)	$ 64.7	$ 89.8	$ (163.4)	$ (73.6)

Diluted EPS from continuing operations	$ 1.44	$ (0.22)	$ 1.22	$ 1.45	$ (0.71)	$ 0.74
Diluted EPS from discontinued operations	$-	$ (0.12)	$ (0.12)	$ 0.04	$ (2.00)	$ (1.96)
Diluted EPS including discontinued operations	$ 1.44	$ (0.34)	$ 1.10	$ 1.49	$ (2.71)	$ (1.22)
Diluted weighted avg. common shares	58.8	58.8	58.8	60.4	60.4	60.4

Comparable Store Sales
Domestic Borders Superstores	2.1%			(2.8%)
Waldenbooks Specialty Retail	1.2%			(6.2%)
International Borders Superstores (4)	9.3%			1.1%

Sales and Earnings Summary (As Percentage of Total Sales)

	Quarter Ended February 2, 2008 (1)			Quarter Ended February 3, 2007 (1)

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Domestic Borders Superstores	72.3%	-%	72.3%	70.9%	-%	70.9%
Waldenbooks Specialty Retail	17.2	-	17.2	21.1	-	21.1
International	10.5	-	10.5	8.0	-	8.0

Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.7	-	1.7	1.4	-	1.4

Total revenue	101.7	-	101.7	101.4	-	101.4
Cost of goods sold, including occupancy costs	70.4	0.5	70.9	69.2	0.7	69.9

Gross margin	31.3	(0.5)	30.8	32.2	(0.7)	31.5
Selling, general and administrative expenses	20.2	0.2	20.4	20.6	0.3	20.9
Pre-opening expense	0.2	-	0.2	0.2	-	0.2
Asset impairments and other writedowns	-	0.8	0.8	-	4.2	4.2

Operating income (loss)	10.9	(1.5)	9.4	11.4	(5.2)	6.2
Interest expense	0.8	-	0.8	0.7	-	0.7

Income (loss) before income taxes	10.1	(1.5)	8.6	10.7	(5.2)	5.5
Income taxes	3.7	(0.5)	3.2	4.2	(2.0)	2.2

Income (loss) from continuing operations	6.4%	(1.0)%	5.4%	6.5%	(3.2) %	3.3%

The results of Borders Ireland Limited, Books etc., and UK Superstores are reported as discontinued operations for all periods presented.

1.	The fourth quarter of fiscal 2007 consisted of 13 weeks and the fourth quarter of fiscal 2006 consisted of 14 weeks.

2.	Results from 2007 were impacted by a number of non-operating items, including asset impairments, store closure costs, write-offs related to the Company’s music reduction initiative and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

3.	Results from 2006 were impacted by a number of non-operating items including asset and goodwill impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

4.	Excludes the comparable store sales results of discontinued operations (Borders Ireland Limited, Books etc., and UK Superstores). International comparable store sales are presented in local currency.

Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)
Unaudited
Sales and Earnings Summary

	Year Ended February 2, 2008 (1)			Year Ended February 3, 2007 (1)

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Domestic Borders Superstores	$ 2,847.2	$ -	$ 2,847.2	$ 2,750.0	$ -	$ 2,750.0
Waldenbooks Specialty Retail	562.8	-	562.8	663.9	-	663.9
International	364.8	-	364.8	269.9	-	269.9

Total sales	3,774.8	-	3,774.8	3,683.8	-	3,683.8
Other revenue	46.1	-	46.1	39.8	-	39.8

Total revenue	3,820.9	-	3,820.9	3,723.6	-	3,723.6
Cost of goods sold, including occupancy costs	2,825.2	13.1	2,838.3	2,722.9	10.1	2,733.0

Gross margin	995.7	(13.1)	982.6	1,000.7	(10.1)	990.6
Selling, general and administrative expenses	942.4	13.7	956.1	906.9	5.2	912.1
Pre-opening expense	6.8	-	6.8	9.4	-	9.4
Asset impairments and other writedowns	-	13.1	13.1	-	60.6	60.6

Operating income (loss)	46.5	(39.9)	6.6	84.4	(75.9)	8.5
Interest expense	42.9	-	42.9	30.1	(0.4)	29.7

Income (loss) before income taxes	3.6	(39.9)	(36.3)	54.3	(75.5)	(21.2)
Income taxes	(5.6)	(12.2)	(17.8)	21.3	(29.5)	(8.2)

Income (loss) from continuing operations	$ 9.2	$ (27.7)	$ (18.5)	$ 33.0	$ (46.0)	$ (13.0)

Loss on continuing operations of discontinued
operations (net of tax)	(11.7)	(1.5)	(13.2)	(13.7)	(124.6)	(138.3)
Loss from disposal of discontinued operations
( (net of tax)	-	(125.7)	(125.7)	-	-	-

Loss from discontinued operations (net of tax)	(11.7)	(127.2)	(138.9)	(13.7)	(124.6)	(138.3)

Net income (loss)	$ (2.5)	$ (154.9)	$ (157.4)	$ 19.3	$ (170.6)	$ (151.3)

Basic EPS from continuing operations	$ 0.16	$ (0.47)	$ (0.31)	$ 0.53	$ (0.74)	$ (0.21)
Basic EPS from discontinued operations	$ (0.20)	$ (2.17)	$ (2.37)	$ (0.22)	$ (2.01)	$ (2.23)
Basic EPS including discontinued operations	$ (0.04)	$ (2.64)	$ (2.68)	$ 0.31	$ (2.75)	$ (2.44)
Basic weighted avg. common shares	58.7	58.7	58.7	61.9	61.9	61.9

Comparable Store Sales
Domestic Borders Superstores	1.5%			(2.2%)
Waldenbooks Specialty Retail	2.2%			(7.5%)
International Borders Superstores (4)	7.9%			0.1%

Sales and Earnings Summary (As Percentage of Total Sales)

	Year Ended February 2, 2008 (1)			Year Ended February 3, 2007 (1)

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Domestic Borders Superstores	75.4%	-%	75.4%	74.7%	- %	74.7%
Waldenbooks Specialty Retail	14.9	-	14.9	18.0	-	18.0
International	9.7	-	9.7	7.3	-	7.3

Total sales	100.0	-	100.0	100.0	-	100.0
Other revenue	1.2	-	1.2	1.1	-	1.1

Total revenue	101.2	-	101.2	101.1	-	101.1
Cost of goods sold, including occupancy costs	74.8	0.4	75.2	73.9	0.3	74.2

Gross margin	26.4	(0.4)	26.0	27.2	(0.3)	26.9
Selling, general and administrative expenses	25.0	0.3	25.3	24.6	0.1	24.7
Pre-opening expense	0.2	-	0.2	0.3	-	0.3
Asset impairments and other writedowns	-	0.4	0.4	-	1.7	1.7

Operating income (loss)	1.2	(1.1)	0.1	2.3	(2.1)	0.2
Interest expense	1.1	-	1.1	0.8	-	0.8

Income (loss) before income taxes	0.1	(1.1)	(1.0)	1.5	(2.1)	(0.6)
Income taxes	(0.1)	(0.4)	(0.5)	0.6	(0.8)	(0.2)

Income (loss) from continuing operations	0.2%	(0.7)%	(0.5)%	0.9%	(1.3)%	(0.4)%

The results of Borders Ireland Limited, Books etc., and UK Superstores are reported as discontinued operations for all periods presented.

1.	The fiscal year 2007 consisted of 52 weeks and the fiscal year 2006 consisted of 53 weeks.

2.	Results from 2007 were impacted by a number of non-operating items, including asset impairments, a legal settlement, store closure costs, executive severance costs, write-offs related to the Company’s music reduction initiative and professional fees related to international strategic alternatives in Asia Pacific. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

3.	Results from 2006 were impacted by a number of non-operating items including asset and goodwill impairments, store closure costs and accelerated depreciation and disposals of fixed assets resulting from the remodel program, as well as other reserve adjustments. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

4.	Excludes the comparable store sales results of discontinued operations (Borders Ireland Limited, Books etc., and UK Superstores). International comparable store sales are presented in local currency.

Borders Group, Inc. Financial Statements
(dollars in millions)
Unaudited
Condensed Consolidated Balance Sheets

	February 2,	February 3,
	2008	2007

Assets
Cash and cash equivalents	$ 61.0	$ 108.6
Inventory	1,327.2	1,347.3
Other current assets	117.8	128.7
Current assets of discontinued operations (1)	-	139.0
Property and equipment, net	638.8	604.2
Other assets and deferred charges	117.4	118.8
Goodwill	40.5	40.3
Noncurrent assets of discontinued operations	-	126.5

Total assets	$ 2,302.7	$ 2,613.4

Liabilities and Stockholders’ Equity
Short-term borrowings and current portion of long-term debt	$ 548.6	$ 502.0
Accounts payable	550.3	562.0
Other current liabilities	368.9	414.0
Current liabilities of discontinued operations (2)	-	117.9
Long-term debt	5.4	5.2
Other long-term liabilities	350.4	313.2
Noncurrent liabilities of discontinued operations	-	55.1

Total liabilities	1,823.6	1,969.4
Minority interest	2.2	2.0
Total stockholders' equity	476.9	642.0

Total liabilities, minority interest and stockholders’ equity	$ 2,302.7	$ 2,613.4

1.	Includes $11.8 million of cash and cash equivalents as of February 3, 2007.

2.	Includes $40.6 million of short-term borrowings as of February 3, 2007.

Certain reclassifications have been made to conform to current year presentation.

Store Activity Summary

	Quarter Ended		Year Ended

	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007

Domestic Borders Superstores
Beginning number of stores	510	487	499	473
Openings	6	13	18	31
Closings	(7)	(1)	(8)	(5)

Ending number of stores	509	499	509	499

Ending square footage (in millions)	12.6	12.4	12.6	12.4

Waldenbooks Specialty Retail Stores
Beginning number of stores	521	652	564	678
Openings	-	3	1	10
Closings	(31)	(91)	(75)	(124)

Ending number of stores	490	564	490	564

Ending square footage (in millions)	1.9	2.2	1.9	2.2

International Borders Stores
Beginning number of stores	28	61	68	55
Openings	4	7	6	13
Closings	-	-	-	-
Sold	-	-	(42)	-

Ending number of stores	32	68	32	68

Ending square footage (in millions)	0.7	1.7	0.7	1.7

Books etc. International Stores
Beginning number of stores	-	30	30	33
Openings	-	-	-	-
Closings	-	-	(2)	(3)
Sold	-	-	(28)	-

Ending number of stores	-	30	-	30

Ending square footage (in millions)	-	0.1	-	0.1

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)
Unaudited

	Quarter Ended February 2, 2008 (1)			Quarter Ended February 3, 2007 (1)

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Domestic Borders Superstores
Sales	$ 957.8	$ -	$ 957.8	$ 960.3	$ -	$ 960.3
Depreciation expense	24.4	-	24.4	21.7	0.3	22.0
Operating income (loss)	102.1	(14.7)	87.4	117.0	(18.6)	98.4

Waldenbooks Specialty Retail
Sales	$ 228.3	$ -	$ 228.3	$ 286.4	$ -	$ 286.4
Depreciation expense	3.5	(0.6)	2.9	7.0	0.9	7.9
Operating income (loss)	26.5	(1.0)	25.5	24.3	(50.2)	(25.9)

International (4)
Sales	$ 138.5	$ -	$ 138.5	$ 107.9	$ -	$ 107.9
Depreciation expense	3.4	0.6	4.0	2.3	0.1	2.4
Operating income (loss)	17.9	(3.6)	14.3	16.6	(0.2)	16.4

Corporate (5)
Operating income (loss)	$ (2.0)	$ (0.1)	$ (2.1)	$ (3.3)	$ (1.8)	$ (5.1)

Consolidated (4)
Sales	$ 1,324.6	$ -	$ 1,324.6	$ 1,354.6	$ -	$ 1,354.6
Depreciation expense	31.3	-	31.3	31.0	1.3	32.3
Operating income (loss)	144.5	(19.4)	125.1	154.6	(70.8)	83.8

	Year Ended February 2, 2008 (1)			Year Ended February 3, 2007 (1)

	Operating	Adjustments	GAAP	Operating	Adjustments	GAAP
	Basis (2)	(2)	Basis	Basis (3)	(3)	Basis

Domestic Borders Superstores
Sales	$ 2,847.2	$ -	$ 2,847.2	$ 2,750.0	$ -	$2,750.0
Depreciation expense	90.0	0.2	90.2	84.8	1.9	86.7
Operating income (loss)	56.9	(26.3)	30.6	111.3	(18.9)	92.4

Waldenbooks Specialty Retail
Sales	$ 562.8	$ -	$ 562.8	$ 663.9	$ -	$ 663.9
Depreciation expense	8.3	(0.6)	7.7	20.0	0.9	20.9
Operating income (loss)	(17.3)	(4.1)	(21.4)	(26.9)	(51.1)	(78.0)

International (4)
Sales	$ 364.8	$ -	$ 364.8	$ 269.9	$ -	$ 269.9
Depreciation expense	11.4	0.6	12.0	8.1	0.1	8.2
Operating income (loss)	17.5	(7.0)	10.5	10.3	(0.9)	9.4

Corporate (5)
Operating income (loss)	$ (10.6)	$ (2.5)	$ (13.1)	$ (10.3)	$ (5.0)	$ (15.3)

Consolidated (4)
Sales	$ 3,774.8	$ -	$ 3,774.8	$ 3,683.8	$ -	$ 3,683.8
Depreciation expense	109.7	0.2	109.9	112.9	2.9	115.8
Operating income (loss)	46.5	(39.9)	6.6	84.4	(75.9)	8.5

(1.)	The fourth quarter of fiscal 2007 consisted of 13 weeks and the fourth quarter of fiscal 2006 consisted of 14 weeks. The fiscal year 2007
	consisted of 52 weeks and the fiscal year 2006 consisted of 53 weeks.

(2.)	Results from 2007 were impacted by a number of non-operating items, including asset impairments, a legal settlement, store closure and
	relocation costs, executive severance costs, write-offs related to the Company’s music reduction initiative and professional fees related to
	international strategic alternatives. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, operating
	basis data are presented excluding these items.

(3.)	Results from 2006 were impacted by a number of non-operating items including asset impairments, store closure costs and accelerated
	depreciation and disposals of fixed assets resulting from the remodel program as well as other reserve adjustments. Therefore, solely for
	analytical purposes and as an aid to better understand underlying trends, operating basis data are presented excluding these items.

(4.)	Excludes the results of discontinued operations (Borders Ireland Limited, Books etc., and UK Superstores).

(5.)	The Corporate segment includes various corporate governance costs and corporate incentive costs.